Exhibit 10.11

Form of

Supplemental Executive Retirement Plan

of Babcock & Wilcox Enterprises, Inc.

Effective June 1, 2015

ARTICLE I

Purpose

1.1 Purpose of Plan. The purpose of this Supplemental Executive Retirement Plan of Babcock & Wilcox Enterprises, Inc. (the “Plan”) is to advance the interests of Babcock & Wilcox Enterprises, Inc., its subsidiaries and affiliates by providing certain deferred compensation opportunities for directors and officers as well as retirement benefits for officers that will attract and retain highly qualified directors and key employees accountable for the successful conduct of its business.

1.2 ERISA Status. The Plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It has been designed to qualify for certain exemptions under Title I of ERISA that apply to plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and rulings issued thereunder, to the extent applicable.

1.3 Effective Date. The effective date of this Plan is June 1, 2015.

ARTICLE II

Definitions and Construction

Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

2.1	Account. Collectively, means the Participant’s Company Account and the Participant’s Deferral Account.

2.2	Account Value. At any given time, the sum of all amounts credited to the Participant’s Account, adjusted for any income, gain or loss and any payments attributable to such account. The opening Account Value (and the opening value of the Company Account and Defferral Account described in Sections 5.1 and 5.2, respectively) on the Effective Date of a Participant who was a participant in the Predecessor Plan on the day before the Effective Date (a “Predecessor Plan Participant”) shall be equal to his account value in the Predecessor Plan determined as of the close of business on the last business day immediately preceding the Effective Date.

2.3	Beneficiary. Each person designated by a Participant, on a form provided by the Company for this purpose, to receive the Participant’s distribution under Article VI in the event of the Participant’s death prior to receiving complete payment of his Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse, or if there is no spouse on the date of the Participant’s death, the Participant’s estate, or heirs at law if there is no administration of the Participant’s estate.

2.4	Board. The Board of Directors of The Babcock & Wilcox Company or the board of directors of a company that is a successor to the Company.

2.5	Bonus. Any bonus paid to a Participant under any plan, policy or program of the Company providing for the payment of annual bonuses to employees or any extraordinary payment paid to a Participant if such payment is designated by the Committee to be a Bonus for purposes of this Plan. Bonus shall not include any compensation under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company and any successor plan thereto.

2.6	Cause. Cause means:

(a)	the willful and continued failure of a Participant to perform substantially his duties with the Company (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to such Participant by the Committee or the Chief Executive Officer of the Company which specifically identifies the manner in which the Committee or the Chief Executive Officer believes that such Participant has not substantially performed his duties, after which such Participant shall have thirty (30) days to defend or remedy such failure to substantially perform his duties;

(b)	the willful engaging by a Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(c)	the conviction of a Participant with no further possibility of appeal or, or plea of nolo contendere by such Participant to, any felony or crime of falsehood.

The cessation of employment of a Participant in connection with circumstances described in subparagraph (a) and (b) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity to be heard before the Committee), finding that, in the good faith opinion of the Committee, the Participant is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.

2.7 Change in Control. A Change in Control will be deemed to have occurred for purposes of this Plan on the occurrence of any of the following:

(a)	30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)

Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)	Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of this definition of “Change in Control”,

(1)	“Person” means an individual, entity or group;

(2)	“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)	“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)	“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock or

(y)	an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8)	“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9)	“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors). In no event shall the spinoff of The Company by The Babcock & Wilcox Company constitute a Change in Control hereunder.

2.8	Code. The Internal Revenue Code of 1986, as amended.

2.9	Committee. The Compensation Committee of the Board, or such other administrative committee that is appointed by the Board to administer the Plan.

2.10	Company. Babcock & Wilcox Enterprises, Inc. and except where the context clearly indicates otherwise, shall include the Company’s subsidiaries and affiliates, as well as any successor to any such entities.

2.11	Company Account. The notional account maintained by the Committee reflecting each Participant’s Company Contributions, together with any income, gain or loss and any payments attributable to such account.

2.12	Company Contribution. The total contributions credited to a Participant’s Company Account for each Plan Year pursuant to the provisions of Section 4.1 or 4.2.

2.13	Compensation. In the case of Participants who are Eligible Employees, the salary, wages and other cash remuneration received by a Participant during any Plan Year or in respect of employment with the Company, including any contributions made to a plan described in Sections 125, 132(f) or 401(k) of the Code pursuant to a salary reduction agreement entered into between a Participant and the Company and Bonuses, and amounts, if any, deferred by the Participant under this Plan or the Company’s Defined Contribution Restoration Plan, but excluding cash payments under any Long-Term Incentive Plan of the Company or The Babcock & Wilcox Company and any successor plan(s) thereto and other additional remuneration in any form. In the case of a Participant who is a Director and not an employee of the Company, the annual retainer and fees received by the Participant during any Plan Year.

2.14	Deemed Investments. With respect to any Account, the hypothetical investment options with respect to which such Account is deemed to be invested in for purposes of determining the value of such Account under this Plan, as selected from time to time by the Committee in its discretion.

2.15	Deferral Account. The notional account maintained by the Committee reflecting each Participant’s Deferral Contributions, together with any income, gain or loss and any payments attributable to such amount.

2.16	Deferral Contribution. The Compensation deferred by a Participant pursuant to Section 4.3 and credited to a Participant’s Deferral Account pursuant to Section 4.3.

2.17	Director. Any individual who is a member of the Board; provided, however, that any member of the Board who is employed by the Company shall be considered an Eligible Employee under the Plan and not a Director (except for purposes of Section 2.6).

2.18	Disabled. A Participant will be considered Disabled if the Committee determines in its sole discretion that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.19	Eligible Employee. The Company’s CEO and any officers of the Company and its subsidiaries and affiliates.

2.20	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.21	Exchange Act. The Securities Exchange Act of 1934, as amended.

2.22	Participant. An Eligible Employee who has been selected by the Committee as a Participant in the Plan or a Director until such Eligible Employee or Director ceases to be a Participant in accordance with Article III of the Plan.

2.23	Plan Year. The twelve-consecutive month period commencing January 1 of each year.

2.24	Predecessor Plan. The Babcock & Wilcox Company Supplemental Executive Retirement Plan, as amended and in effect on May 31, 2015.

2.25	Retirement. Retirement means, in the case of an employee of the Company, Separation from Service with the Company on or after the first day of the calendar month coincident with or following the Participant’s attainment of the age of 65.

2.26	Separation from Service. If the Participant is an employee of the Company, a Separation from Service occurs on the date such Participant dies, retires or otherwise has a termination of employment with the Company. A termination of employment occurs on the date after which the Participant and the Company reasonably anticipate that no further services will be performed by the Participant or that the level of bona fide services reasonably anticipated to be performed after such date will permanently decrease to 49% or less of the average level of bona fide services provided in the immediately preceding thirty-six months.

If the Participant is a Director who is not an employee of the Company, a Separation from Service occurs on the date such Participant ceases to be a Director, provided that as of such date the Participant and the Company reasonably anticipate that no further services will be performed by the Participant or that the level of bona fide services reasonably anticipated to be performed after such date will permanently decrease to 49% or less of the average level of bona fide services provided in the immediately preceding thirty-six months.

2.27	Specified Person. Specified Person shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) and regulations and ruling promulgated thereunder.

2.28	Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 409A of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency is to be determined by the Committee in its sole discretion, based on the relevant facts and circumstances of each case. In any case, a distribution on account of Unforeseeable Emergency may not exceed the amount necessary to relieve the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that the emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

2.29	Vested Account. The sum of the Participant’s vested Company Account and the Participant’s Deferral Account.

2.30	Vested Percentage. The percentage as to which a Participant is vested in his or her Company Account as determined under Sections 5.4 and 5.5.

2.31	Years of Participation. The sum of whole Plan Years of participation in the Plan as an active employee in continuous employment or as a Director in continuous service, excluding fractional years. With respect to Eligible Employees who became Participants as of June 1, 2015 and were participants in the Predecessor Plan on May 29, 2015, Years of Participation in the Plan shall be determined by including periods of participation in the Predecessor Plan as an active employee.

ARTICLE III

Participation

The Committee, in its sole discretion, shall select and notify in writing those Eligible Employees of the Company who shall participate in the Plan or a portion thereof. An Eligible Employee who has been selected by the Committee as a Participant shall begin participation in the Plan effective on the date specified by the Committee. Each Director shall begin participation in the Plan on the Effective Date or the date he becomes a Director, whichever is later. Participation shall continue until (a) the Participant’s Separation from Service, or (b) if the Participant is an employee of the Company, the date the Committee notifies him that he is no longer eligible to participate in the Plan, if earlier. A Participant who ceases to participate in the Plan pursuant to Clause (b) of the preceding sentence shall be treated as if he had terminated employment with the Company but (i) his benefit, if any, payable upon Separation from Service shall not be payable until after his actual Separation from Service, and (ii) his Vested Account shall be adjusted as provided in Article V. An Eligible Employee who is rehired by the Company following his Separation from Service shall become a Participant only if such Eligible Employee is again selected to participate in the Plan by the Committee. A Director who again becomes a member of the Board following his Separation from Service shall automatically resume participation in the Plan on the first day of the following Plan Year.

ARTICLE IV

Contributions

4.1 Annual Company Contribution. As of the first day of each Plan Year, the Company shall declare a contribution percentage, which may be zero, for the Company Account of each Participant who is an Eligible Employee. The contribution percentage declared for a Participant may, but need not be, the same as the contribution percentage declared for other Participants. Company Contributions shall be credited as a bookkeeping entry as of the first day of the Plan Year or at other such times as determined by the Committee to each Participant’s Company Account, in an amount equal to the contribution percentage declared for the Participant multiplied by the Participant’s Compensation received during the prior Plan Year.

4.2 Discretionary Company Contribution. The Committee may in its sole discretion at any time make an extraordinary contribution to the Company Account of any Participant.

4.3 Participant Deferrals. For any Plan Year, the Committee may, in its sole discretion, allow a Participant to elect to defer the payment by the Company of any whole percentage (or dollar amount) of his annual base salary, retainers and fees that would otherwise be paid during such Plan Year and/or of any whole percentage (or dollar amount) of any Bonus earned during such Plan Year, and instead have such amounts credited as a bookkeeping entry to his Deferral Account. The Compensation otherwise payable to a Participant shall be reduced by the amount the Participant elected to have contributed to the Participant’s Deferral Account, which shall be a Deferral Contribution.

4.4 Participant Elections. Unless a different time is established by the Committee for a particular deferral election, prior to the first day of each Plan Year, each Participant shall file a written election with the Committee specifying (i) the type(s) and amount(s) of Compensation that he wishes to defer pursuant to Section 4.3, if Deferral Contributions are permitted by the Committee for the relevant Plan Year, (ii) the payment date or payment commencement date pertaining to the portion of his Vested Account that is attributable to contributions made in the relevant Plan Year, and (iii) the form of payment of the portion of his Vested Account that is attributable to contributions made in the relevant Plan Year. Such election with respect to any Plan Year must be filed with the Committee no later than the last day of the immediately preceding Plan Year; provided however, that an election made by a new Participant who is first eligible to participate in the Plan may be made no later than the 30th day following the date on which he is initially eligible to participate in the Plan but only with respect to Compensation earned after the effective date of such election. If Deferral Contributions are permitted, (a) a Participant who is an Eligible Employee may elect to defer up to 50% of his annual salary and/or up to 100% of any Bonus earned in any Plan Year, and (b) a Director may elect to defer up to 100% of his annual retainer and fees earned in any Plan Year.

Except as set forth in Section 6.3, a Participant shall not be permitted to change his election with respect to the timing or form of payment and any election made hereunder shall not apply with respect to prior Plan Years. Failure to make a timely Deferral Contribution election will result in no Deferral Contributions for the relevant Plan Year. If a Participant fails to make a timely election specifying time and form of payment, payment of the portion of the Participant’s Vested Account that is attributable to contributions made in the relevant Plan Year shall be paid in accordance with Section 6.4.

Participant elections made with respect to the portion of a Participant’s Account attributable to contributions to the Predecessor Plan prior to the Effective Date shall continue in full force and effect.

4.5 Suspension of Deferral Contributions. Except as provided below, an election to make Deferral Contributions in a Plan Year shall be irrevocable on the last day of the immediately preceding Plan Year. To the extent expressly permitted under Code Section 409A and regulations and rulings issued thereunder, a Participant’s deferral election shall be suspended during any unpaid leave of absence granted in accordance with Company policies; provided, however that such deferral election shall become fully operative as of the first day of the payroll period commencing coincident with or next following the Participant’s return to active employment following termination of the approved unpaid leave in the Plan Year to which the Participant’s deferral pertains. In the event of an Unforeseeable Emergency, a Participant shall suspend deferrals in order to relieve the emergency, provided that the deferrals must be suspended for the entire remainder of the applicable Plan Year. In the event of a Disability, the Participant may suspend deferrals by the later of the end of the taxable year of the Company in which the Disability arises, or the 15th of the third month following the date that the Disability arises.

ARTICLE V

Accounts

5.1 Company Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Company Account. A separate “Company Sub Account” may be maintained for each Participant for each Plan Year in respect of which Company Contributions are credited under the Plan for the benefit of the Participant. The Committee shall credit the amount of each Company Contribution made on behalf of a Participant to such Participant’s Company Account pursuant to Section 4.1 and 4.2. The Committee shall further debit and/or credit the Participant’s Company Account with any income, gain or loss based upon the performance of the Deemed Investments selected by the participant and any payments attributable to such account on a daily basis, or at such other times as it shall determine appropriate. The sole purpose of the Participant’s Company Account is to record and reflect the Company’s Plan obligations related to Company Contributions to each Participant under the Plan. The Company shall not be required to segregate any of its assets with respect to Plan obligations nor shall any provision of the Plan be construed as constituting such segregation.

5.2 Deferral Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Deferral Account. A separate “Deferral Sub Account” may be maintained for each Participant for each Plan Year in respect of which Deferral Contributions are credited under the Plan for the benefit of the Participant. The Committee shall credit the amount of each Deferral Contribution made on behalf of a Participant to such Participant’s Deferral Account as soon as administratively feasible following the applicable deferral. The Committee shall further debit and/or credit the Participant’s Deferral Account with any income, gain or loss based upon the performance of the Deemed Investments selected by the Participant and any payments attributable to such Account on a daily basis, or at such other times as it shall determine appropriate. The sole purpose of the Participant’s Deferral Account is to record and reflect the Company’s Plan obligations related to Deferral Contributions of each Participant under the Plan. The Company shall not be required to segregate any of its assets with respect to Plan obligations, nor shall any provision of the Plan be construed as constituting such segregation.

5.3 Hypothetical Accruals to the Account. In accordance with procedures established by the Committee and subject to this Section 5.3, each Participant may designate the Deemed Investments with respect to which his or her Account shall be deemed to be invested. If a Participant fails to make a proper designation, then his

Account shall be deemed to be invested in the Deemed Investments designated by the Committee in its sole discretion. A Participant may change such designation with respect to future Company and Deferral Contributions, as well as amounts, already credited to his Account in accordance with procedures established by the Committee. A copy of any available prospectus or other disclosure materials for each of the Deemed Investments shall be made available to each Participant upon request. The Committee shall determine from time to time each of the Deemed Investments made available under the Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the investment vehicles serving as the Deemed Investments.

5.4 Vesting of Company Account. A Participant’s vested percentage with respect to the Participant’s Company Account, adjusted by any income, gain or loss and any payments attributable thereto, shall be the lesser of i) twenty percent times the Participant’s Years of Participation, and ii) 100%. Except as provided in Section 5.5, upon Separation from Service or cessation of Plan participation, whichever is earlier, a Participant shall forfeit all amounts credited to his Account other than his Vested Account value determined as of the close of business coincident with or next following the date of such Separation from Service or cessation of Plan participation, as applicable, provided, however, that amounts not so forfeited shall continue to be debited and credited in accordance with Section 5.3 from and after Separation from Service.

5.5 Accelerated Vesting. The vesting provisions in Section 5.4 notwithstanding, each Participant shall have a Vested Percentage of 100% for his entire Account upon the soonest of the following to occur during the Participant’s employment with the Company: (i) the date of Separation from Service as a result of the Participant’s death or disability or termination by the Company for any reason other than Cause, (ii) the Participant’s Disability, (iii) the Participant’s Retirement (if the Participant is not a Director), (iv) the date a Change in Control occurs, or (v) under such other circumstances as the Committee may determine in its sole discretion. Each Participant who was a participant in the McDermott International, Inc. Supplemental Executive Retirement Plan (the “MII SERP”) on December 31, 2008 shall have a vested percentage of 100% with respect to amounts allocated to his Account that are attributable to amounts allocated to his MII SERP Account as of December 31, 2008 and future gains and losses thereon.

5.6 Vesting of Deferral Account. A Participant’s Vested Percentage with regard to his Deferral Account shall at all times be 100%.

5.7 Nature and Source of Payments. The obligation to make distributions under this Plan with respect to each Participant and any Beneficiary in accordance with the terms of this Plan shall constitute a liability of the entity within the Company which employed the Participant or for whom the Participant rendered services when the obligation was accrued, and no other entity shall have such obligation and any failure by a particular entity to live up to its obligation under this Plan shall have no effect on any other entity. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund shall be established nor shall any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall, with respect to his rights and benefits under this Plan (including Accounts), be an unsecured general creditor of the Company.

5.8 Statements to Participants. Periodically as determined by the Committee, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant’s Account for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

ARTICLE VI

Payment of Benefits

6.1 Occasions for Distributions. The Company shall distribute a Participant’s Vested Account following the events and in the manner set forth in this Article VI. A Participant’s Vested Account shall be debited in the amount of any distribution made from the Account as of the date of the distribution. The occasions for distributions shall be (i) the Participant’s Separation From Service, including upon Retirement (if the Participant is not a Director) or death, (ii) Disability, (iii) the occurrence of an Unforeseeable Emergency, or (iv) the completion of fixed period of deferral.

6.2 Distribution Elections. A Participant shall elect the time and form of payment of his Vested Account in the manner set forth in Section 4.4. A Participant who fails to timely file a distribution election for a Plan Year shall be deemed to have elected to receive the portion of his Vested Account attributable to the relevant Plan Year in a single lump sum payment within 30 days after his Separation from Service, or on the first day of the seventh month following his Separation from Service if he is a Specified Person as of the date of the Separation from Service. If a Participant’s Vested Account is less than $50,000, it will be distributed in a single lump sum distribution irrespective of any election to the contrary.

6.3 Change of Former Timing of Payments. A Participant may make a subsequent election no later than twelve months prior to the date that he would be eligible to receive a distribution under the Plan, to change the timing and form of payment of the distribution; provided, however, that the payment, or first payment in the case of a series of payments, under the subsequent election shall be deferred to a date that is at least five (5) years after the date the Participant would have been eligible to receive, or begin receiving, the distribution under the prior election. To be effective, any such election must be in writing timely and received by the Committee, and cannot be effective for at least twelve months after the date on which the election is made. The requirement in this

Section 6.3 that the first payment with respect to which any election thereunder applies must be deferred for at least five (5) years shall not apply to a payment on account of the Participant’s death, Disability or in the event of an Unforeseeable Emergency.

6.4 Distribution on Account of Separation from Service or Disability. Subject to Section 6.8, upon a Participant’s Disability or Separation from Service, the Company shall distribute, or begin distributing, to the Participant (or the Participant’s Beneficiary) the Participant’s Vested Account. Such distribution(s) shall be in the form specified on the distribution election form(s) filed with the Committee that covers the relevant Vested Account.

6.5 Continuation of Hypothetical Accruals to the Vested Account After Commencement of Distributions. If any Vested Account of a Participant is to be distributed in a form other than a lump sum, then such Vested Account shall continue to be adjusted for hypothetical income, gain or loss and any payment or distributions attributable to the Vested Account as described in Section 5.1, and 5.2, until the entire Vested Account has been distributed.

6.6 Unforeseeable Emergency Distribution. In the event that the Committee, upon the written request of a Participant, determines in its sole discretion that such Participant has incurred an Unforeseeable Emergency, as defined in Section 2.28, such Participant may be entitled to receive a distribution of part or all of the Participant’s Vested Account, in an amount not to exceed the lesser of (a) the amount determined by the Committee under Section 2.28, or (b) the value of such Participant’s Vested Account at the time of the emergency. Such amount shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such distribution; provided, however, that the payment shall not be made after the later of the end of the taxable year of the Company in which the Unforeseeable Emergency arises or the 15th day of the third month following the date of the occurrence of the Unforeseeable Emergency. If a Participant’s Account is deemed to be invested in more than one Deemed Investment, such distribution shall be made pro rata from each of such Deemed Investments. For purposes of the foregoing, such distribution shall be made from the Participant’s Account beginning with the oldest Account in the following order: First, such amount shall be debited from the Participant’s Deferral Account, and second, from the Participant’s Company Account (subject to forfeitures with respect to the non-vested portion of the Company Account utilized for such distribution).

6.7 Distribution on Account of Completion of a Fixed Deferral Period. At the time of a Participant’s election to participate in the Plan, the Participant may elect to receive the Distribution of a Participant’s Vested Account (established only in respect of the relevant Plan Year), or any applicable Vested Plan Year Company Sub-Account or Plan Year Deferral Sub-Account on the completion of a fixed deferral period elected by the Participant on forms provided by the Committee.

6.8 Limitation on Distributions to Certain Key Employees. Notwithstanding any other provision of the Plan to the contrary, to the extent that a Participant is a Specified Person and the Participant’s distribution is on account of Separation from Service, distributions may not be made before the date which is six months after the date of the Separation from Service. Payments to which the Participant would otherwise be entitled during the six-month period described above shall be delayed and paid in a lump sum on the first day of the seventh month after the date of his Separation from Service.

ARTICLE VII

Committee

7.1 Authority. The Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any agreement or document related to this Plan in the manner and to the extent the Committee deems necessary or appropriate. Notwithstanding any provision of law, or any explicit ruling or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and beneficiaries, regardless of whether the Committee or one or more if its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments.

7.2 Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

7.3 Procedures. The Committee may establish procedures to conduct its operations and to carry out its rights and duties under the Plan. Committee decisions may be made by majority action. The Committee may act by written consent.

7.4 Compensation and Expenses. The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expense incurred in administering the Plan shall be paid by the Company.

7.5 Indemnification. The Company shall indemnify the members of the Committee and/or any of their delegates against the reasonable expenses, including attorney’s fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.

ARTICLE VIII

Amendment and Termination

The Company retains the power to amend the Plan or to terminate the Plan at any time by action of the Board. No such amendment or termination shall adversely affect any Participant or Beneficiary with respect to his right to receive a benefit in accordance with Article VI, determined as of the later of the date that the Plan amendment or termination is adopted or the date such Plan amendment or termination is effective, unless the affected Participant or Beneficiary consents to such amendment or termination. No amendment or termination of this Plan shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

ARTICLE IX

Miscellaneous

9.1 Plan Does Not Confer Right to Be a Director or Employee. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment or directorship of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment or directorship at any time.

9.2 Nonalienation and Nonassignment. Except for debts owed the Company by a Participant or Beneficiary in accordance with Section 9.5, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.

9.3 Tax Withholding. The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments. In addition, the Company shall have the right to deduct from any Participant’s base salary or other compensation any applicable employment taxes or other required withholdings with respect to a Participant.

9.4 FICA Withholding/Employee Deferrals/Company Contributions. If the Participant is an employee of the Company, for each payroll period, the Company shall withhold from that portion of the Participant’s Compensation that is not being deferred under this Plan, the Participant’s share of FICA and other applicable taxes that are required to be withheld with respect to (i) Employee Deferrals, and (ii) Company Contributions as they vest and become subject to such FICA withholding. To the extent that there are insufficient funds to satisfy all applicable tax withholding requirements in a timely manner, the Company reserves the right to reduce the Participant’s Employee Deferrals, as required to provide available funds for applicable tax withholding requirements. To the extent there are still insufficient funds to satisfy all such applicable tax withholding requirements, the Participant shall timely remit cash funds to the Company sufficient to cover such withholding requirements.

9.5 Setoffs. As a condition to the receipt of any benefits hereunder, the Committee, in its sole discretion, may require a Participant or Beneficiary to first execute a written authorization, in the form established by the Committee, authorizing the Company to offset from the benefits otherwise due hereunder any and all amounts, debts or other obligations, incurred in the ordinary course of the service relationship, owed to the Company by the Participant. Where such written authorization has been so executed by a Participant, benefits hereunder shall be reduced accordingly. The Committee shall have full discretion to determine the application of such offset and the manner in which such offset will reduce benefits under the Plan; provided, however, that the amount offset in any one taxable year does not exceed $5,000 and the offset is taken at the same time and in the same amount as the debt otherwise would have been due from the Participant, but only at the time that an amount is otherwise payable to a Participant under the Plan.

9.6 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

9.7 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

9.8 Applicable Law. Except to the extent preempted by federal law, the terms and provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to the application of any conflicts of law.

9.9 Successors. All obligations under the Plan shall be binding upon the Company and any successors and assigns, in accordance with its terms, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transaction, involving all or substantially all of the business and/or assets of the Company.

9.10 Claims Procedure. The Committee shall have sole discretionary authority with regard to the adjudication of any claims made under the Plan. All claims for benefits under the Plan shall be submitted in writing, shall be signed by the claimant and shall be considered filed on the date the claim is received by the Committee. In the event a claim is denied, in whole or in part, the claims procedures set forth below shall be applicable.

Upon the filing of a claim as above provided and in the event the claim is denied, in whole or in part, the Committee shall within ninety (90) days, (forty five (45) days for disability related claims,) provide the claimant with a written statement which shall be delivered or mailed to the claimant to his last known address, which statement shall contain the following:

(a)	the specific reason or reasons for the denial of benefits;

(b)	a specific reference to the pertinent provisions of the Plan upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect his claim for benefits and an explanation of why such material and information is necessary; and

(d)	an explanation of the review procedure provided below.

If special circumstances require additional time for processing the claim, the Committee shall advise the claimant prior to the end of the initial ninety (90) day or forty-five (45) day period, setting forth the reasons for the delay and the approximate date the Committee expects to render its decision. Any such extension shall not exceed ninety (90) days, or thirty (30) days for disability related claims.

Within ninety (90) days after receipt of the written notice of denial of a claim as provided above, a claimant or his authorized representative may request a review of the denial upon written application to the Committee, may review pertinent documents and may submit issues and comments in writing to the Committee. Within sixty (60) days (or forty-five days in the case of a disability related claim) after receipt of a written request for review, or within one hundred and twenty (120) days (or ninety days for disability related claims) in the event of special circumstances which require an extension of time for processing such application for review, the Committee shall notify the claimant of its decision by delivery or by Certified or Registered Mail to his last known address. The decision of the Committee shall be in writing and shall include the specific reasons for the decision and specific references to the pertinent provisions of the Plan on which such decision is based. The Committee shall advise the claimant prior to the end of the initial sixty (60) day or forty-five day period, as applicable, if additional time is needed to process such application for review. The decision of the Committee shall be final and conclusive.

9.11 Claims/Disputes. Any dispute or claim arising out of this Plan or the breach thereof, which is not settled under the Plan’s administrative claims procedure and which is pursued beyond such claims procedure, shall be brought in Federal District Court, in Harris County, Texas.

9.12 Conduct Injurious to the Company. Notwithstanding anything in the Plan to the contrary, any and all benefits otherwise payable to any Participant hereunder, except to the extent of any prior distributions under the Plan, shall be forever forfeited if it is determined by the Committee, in its sole discretion, that such Participant has engaged in conduct injurious to the Company, including but not limited to the following:

(a)	dishonesty while in the employ of the Company or while serving as a Director;

(b)	imparting, disclosing or appropriating proprietary information for himself or to or for any other person, firm, corporation, association or entity for any reason or purpose whatsoever, except if required by law or at the Company’s direction;

(c)	performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of the Company; or

(d)	providing goods or services to or becoming an employee, owner, officer, agent, consultant, advisor or director of any firm or person in any geographic area which competes with the Company in any phase of any of the business lines or services offered by the Company as of the Participant’s Retirement Date or the date the Participant ceases to be a Director.

9.13 Compliance with Code Section 409A. The Plan is intended to meet the requirements of Section 409A of the Code in order to avoid any adverse tax consequences resulting from any failure to comply with Section 409A of the Code and, as a result, the Plan shall be operated in a manner consistent with such compliance. Except to the extent expressly set forth in the Plan, the Participant (and/or the Participant’s Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Section 409A of the Code should be paid.

9.14 No Guarantee of Tax Consequences. None of the Board, officers or employees of the Company, the Company or any affiliate of the Company makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any individual or person participating hereunder or eligible to participate hereunder.

9.15 Entire Agreement. This Plan document constitutes the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supercedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters hereof. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

Babcock & Wilcox Enterprises, Inc.

By:
Title:	Chief Executive Officer
Date: